Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2025, by and among Arrington XRP Capital Fund, LP, a Delaware limited partnership (“Sponsor”), Armada Acquisition Corp. II, a Cayman Islands exempted company (“SPAC”) and Evernorth Holdings Inc., a Nevada corporation (“Pubco”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement by and among SPAC, Pubco, Pathfinder Digital Assets LLC, a Delaware limited liability company (the “Company”), and the other parties thereto, dated as of the date hereof (as may be amended from time to time in accordance with its terms, the “BCA”).

WHEREAS, as of the date hereof, Sponsor owns 7,880,000 SPAC Class B Shares and 400,000 SPAC Class A Shares (collectively, the “Founder Shares” and, together with any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Shares”) and 200,000 SPAC Private Warrants (the “Private Placement Warrants”);

WHEREAS, in connection with SPAC’s initial public offering (the “IPO”), SPAC, Armada Sponsor II LLC, a Delaware limited liability company (“Former Sponsor”), and the then current officers and directors of SPAC entered into a letter agreement, dated as of May 20, 2025 (as amended, the “Insider Letter”), pursuant to which Former Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC Common Shares owned by it;

WHEREAS, on August 12, 2025, SPAC, Former Sponsor and Sponsor entered into a Sponsor Securities Purchase Agreement (the “Sponsor Securities Purchase Agreement”), pursuant to which the Former Sponsor agreed to sell to Sponsor, and Sponsor agreed to purchase from Former Sponsor, the Founder Shares and the Private Placement Warrants (the “New Sponsor Purchase”);

WHEREAS, the parties to the Sponsor Securities Purchase Agreement consummated the New Sponsor Purchase on August 28, 2025, pursuant to which, among other things, Former Sponsor ceased to control SPAC and Sponsor acquired all of the equity interests of SPAC previously held by Former Sponsor, including 100% of the issued and outstanding SPAC Class B Shares;

WHEREAS, on August 28, 2025, SPAC, Former Sponsor and the then current officers and directors of SPAC entered into (i) a waiver with respect to the Insider Letter, pursuant to which the parties thereto waived the provisions of Section 7 of the Insider Letter to facilitate Sponsor’s purchase of the Founder Shares and the Private Placement Warrants, and (ii) a joinder to the Insider Letter, pursuant to which Sponsor joined as a party to the Insider Letter;

WHEREAS, Article 17 of the SPAC Memorandum and Articles provides, among other matters, that the SPAC Class B Shares will automatically convert into SPAC Class A Shares concurrently with or immediately following the consummation of a Business Combination (as defined in the SPAC Memorandum and Articles), subject to adjustment if additional SPAC Class A Shares or Equity-linked Securities (as defined in the SPAC Memorandum and Articles) are issued or deemed issued in excess of the amounts sold in the IPO and related to or in connection with the closing of a Business Combination (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Pubco, the Company and the other parties thereto are entering into the BCA, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (a) Company Merger Sub will merge with and into the Company (with the Company surviving such merger as a direct wholly owned subsidiary of Pubco) (the “Company Merger”), and (b) SPAC Merger Sub will merge with and into SPAC (with SPAC surviving such merger as a direct wholly owned subsidiary of Pubco) (the “SPAC Merger” and, together with the Company Merger and the other transactions contemplated by the BCA and the Ancillary Documents, the “Transactions”); and

WHEREAS, as a condition and inducement to Pubco’s willingness to enter into the BCA, Pubco has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Sponsor Voting Requirements. At any meeting of SPAC’s shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of SPAC’s shareholders is sought, Sponsor shall (i) if a meeting is held, appear at each such meeting (in person or by proxy) or otherwise cause all of the Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver resolutions in writing (or cause resolutions in writing to be executed and delivered) covering, all of the Sponsor Shares:

(a) in favor of each SPAC Shareholder Approval Matter;

(b) against any Acquisition Proposal or Alternative Transaction;

(c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions);

(d) against any change in the business of SPAC; and

(e) against any proposal, action or agreement involving SPAC that would or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or any Ancillary Document, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the BCA or any Ancillary Document, (iii) result in any of the conditions in respect of obligations of SPAC or the Parties set forth in Article IX of the BCA not being fulfilled or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, SPAC (other than in connection with the SPAC Shareholder Approval Matters).

2. Enforcement of Insider Letter. During the Interim Period, for the benefit of Pubco, (a) Sponsor agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including not redeeming its Sponsor Shares in connection with the Transactions and complying with the transfer restrictions with respect to the Sponsor Shares and Private Placement Warrants, (b) SPAC agrees to enforce the Insider Letter in accordance with its terms, and (c) each of Sponsor and SPAC agree not to amend, modify or waive any provision of the Insider Letter without the prior written consent of Pubco (such consent not to be unreasonably withheld, delayed or conditioned).

3. New Shares. In the event that, during the Interim Period, (a) any SPAC Common Shares or other equity securities of SPAC are issued to Sponsor in respect of the Sponsor Shares or the Private Placement Warrants pursuant to the Anti-Dilution Right or any share dividend, share split, recapitalization, reclassification, combination or exchange of SPAC Common Shares owned by Sponsor or otherwise, then such SPAC Common Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Founder Shares or Private Placement Warrants, as applicable, or (b) Sponsor (i) purchases or otherwise acquires beneficial ownership of any SPAC Common Shares or other equity securities of SPAC, or (ii) acquires the right to vote any SPAC Common Shares or other equity securities of SPAC (such SPAC Common Shares or other equity securities of SPAC referred to in clauses (b)(i) and (ii), collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms set forth in Sections 1 and 2 to the same extent as if they constituted the Sponsor Shares.

4. Waiver of Anti-Dilution Protection. Subject to the consummation of the SPAC Merger, Sponsor waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by Law and the SPAC Memorandum and Articles and the SPAC Certificate of Incorporation and the SPAC Bylaws, all anti-dilution rights that would otherwise result in SPAC Class B Shares held by Sponsor converting into SPAC Class A Shares on a greater than one-for-one basis in connection with the Transactions (including, for the avoidance of doubt, pursuant to Article 17.4 of the SPAC Memorandum and Articles). The waiver specified in this Section 4 shall be applicable only in connection with the Transactions. If the BCA is terminated for any reason, the foregoing waiver shall be void and of no further force and effect.

5. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, Pubco, the Company and each of its and their past and present directors, officers, employees, agents, predecessors, successors, assigns, Affiliates and Subsidiaries, from any and all past or present claims, demands, damages, debts, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that nothing in this Section 5(a) shall release, waive or discharge any claim for fraud.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that it is Sponsor’s intention to waive and fully, finally and forever settle and release any and all Claims. Sponsor agrees that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Agreement, (ii) any Ancillary Document to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party or any right to receive Pubco Class A Common Stock or Pubco Warrants pursuant to the BCA, (iv) any other document, certificate or Contract executed or delivered in connection with the BCA to which Sponsor is a party, (v) any rights a Releasing Party has to indemnification from SPAC or Pubco arising out of the Transactions, (vi) the Underwriting Agreement or (vii) the SPAC Memorandum and Articles, the SPAC Certificate of Incorporation and the SPAC Bylaws or any indemnity agreement of any director or office of SPAC with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than SPAC) and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 5.

(e) For the avoidance of doubt, notwithstanding anything to the contrary herein, solely as between Sponsor and SPAC, Sponsor shall not be responsible for the actions or omissions of SPAC, any member of the SPAC Board of Directors (or any committee thereof), or any of SPAC’s Representatives (acting in such capacity), and Sponsor makes no representation or warranty in respect of the actions or omissions of any such Person.

6. Forfeiture of Shares and Warrants. Immediately prior to the Company Merger Effective Time, Sponsor shall deliver and forfeit to SPAC for cancellation and for no consideration (a) 120,000 SPAC Class A Shares, (b) 2,364,000 SPAC Class B Shares and (c) 60,000 Private Placement Warrants. Sponsor hereby authorizes and directs SPAC and its transfer agent (and, with respect to the warrants, the warrant agent or trustee) to take all actions necessary to effect the foregoing cancellations and reflect them on SPAC’s books and records.

7. Closing Deliveries of Sponsor. At the Closing, Sponsor shall deliver or cause to be delivered:

(a) to Ripple and Pubco, a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor; and

(b) to Ripple and Pubco, a copy of the Lock-Up Agreement duly executed by Sponsor.

8. Representations and Warranties of Sponsor. Except as set forth in the SEC Reports that are available two Business Days prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law), Sponsor represents and warrants to Pubco, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by Pubco and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the Organizational Documents of Sponsor in any material respect, (B) conflict with or violate any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any material consent or notice, or result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of any Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Founder Shares and Private Placement Warrants. As of the date hereof, (i) Sponsor is the sole record and beneficial owner of the Founder Shares and the Private Placement Warrants, free and clear of all Liens (other than Liens arising under applicable securities Laws, the SPAC Memorandum and Articles, this Agreement and the Insider Letter), (ii) Sponsor has the sole voting power with respect to the Sponsor Shares and the Private Placement Warrants, (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to the Founder Shares and the Private Placement Warrants, (iv) there is no limitation on Sponsor’s ability to sell or otherwise dispose of the Founder Shares and the Private Placement Warrants other than restrictions arising under applicable securities Laws, the SPAC Memorandum and Articles, this Agreement and the Insider Letter, (v) the Founder Shares and the Private Placement Warrants are the only equity securities in SPAC owned of record by Sponsor, (vi) there are no issued or outstanding SPAC Class B Shares which are not Founder Shares and (vii) Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC, other than as set forth in this Agreement.

(d) Affiliates. As of the date hereof, none of the directors or officers of SPAC nor any director, officer or Affiliate of Sponsor (other than Sponsor) owns any SPAC Common Shares.

(e) Contracts with SPAC. Except for (i) the Contracts disclosed in Schedule 4.14 of the SPAC Disclosure Schedules and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC at least two Business Days prior to the date hereof, none of Sponsor, any of the Affiliates of Sponsor nor, to the Knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of five percent (5%) or greater, is a party to, or has any rights with respect to or arising from, any Contract with SPAC.

(f) Litigation. There is no Action pending, or, to the Knowledge of Sponsor, threatened Action against Sponsor, or, to the Knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, including any condemnation or similar proceeding, nor is any Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect on Sponsor. There is no unsatisfied judgment or open injunction binding upon Sponsor that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sponsor. There is no Action that Sponsor has pending against any other Person. Sponsor is not subject to any Orders of any Governmental Authority, nor are any such Orders pending.

(g) Finders and Brokers. Except as set forth on Schedule 4.15 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Sponsor, SPAC or Pubco, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor or any of its Affiliates.

(h) Acknowledgment. Sponsor understands and acknowledges that each of SPAC and Pubco is entering into the BCA in reliance upon Sponsor’s execution and delivery of this Agreement.

9. Further Assurances. Sponsor hereby agrees that it shall (a) execute and deliver, or cause to be executed and delivered, such Ancillary Documents as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, (b) undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

10. Other Covenants.

(a) Binding Effect of the BCA. Sponsor hereby agrees to be bound by and comply with Sections 8.6 (Exclusivity), 8.13 (Public Announcements) and 8.14 (Confidential Information) of the BCA (and any relevant definitions contained in any such Sections of the BCA) as if Sponsor was an original signatory to the BCA with respect to such provisions to the same extent as such provisions apply to SPAC.

(b) Disclosure. Sponsor hereby authorizes Pubco and SPAC to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Registration Statement), Sponsor’s identity and ownership of the SPAC Common Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the BCA, the Ancillary Documents and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq; provided that the content of any such disclosure shall require the prior written consent of Sponsor (not to be unreasonably withheld, delayed or conditioned).

11. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing (the earliest of (i) and (ii), the “Expiration Time”), and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this

Agreement shall relieve or release a party from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case, prior to termination of this Agreement. Notwithstanding the foregoing, Sections 4, 5, 6, 8, 9, 10 and 11 shall survive any termination of this Agreement pursuant to clause (i) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email or other electronic means (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto) if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt, or else on the following Business Day, (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

Armada Acquisition Corp. II

382 NE 191st St, Suite 52895

Miami, FL 33179-3899

Attn: Taryn Naidu, Chief Executive Officer

Email: taryn@arringtoncapital.com; finance@arringtoncapital.com with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attn: Patrick Schultheis; Jeana S. Kim; Nathan Robinson; Ethan Lutske; Kenji Strait

Email: pschultheis@wsgr.com; jskim@wsgr.com; nrobinson@wsgr.com; elutske@wsgr.com; kstrait@wsgr.com if to Sponsor, to it at:

Arrington XRP Capital Fund, LP

382 NE 191st St, Suite 52895

Miami, FL 33179-3899

Attn: Taryn Naidu, Chief Executive Officer

Email: taryn@arringtoncapital.com; finance@arringtoncapital.com with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attn: Patrick Schultheis; Jeana S. Kim; Nathan Robinson; Ethan Lutske; Kenji Strait

Email: pschultheis@wsgr.com; jskim@wsgr.com; nrobinson@wsgr.com; elutske@wsgr.com; kstrait@wsgr.com if to Pubco or, after Closing, SPAC, to it at:

Evernorth Holdings Inc.

600 Battery Street

San Francisco, CA 94111

Attention: Asheesh Birla

E-mail: asheesh@evernorth.xyz

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue,

New York, NY 10017

Attn: Dan Gibbons; Evan Rosen; Derek Dostal

Email: dan.gibbons@davispolk.com; evan.rosen@davispolk.com; derek.dostal@davispolk.com

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Specific Performance. Sections 12.6 and 12.7 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, Pubco and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that Sponsor may transfer any of the Founder Shares or the Private Placement Warrants to any permitted transferee in accordance with paragraph 7 or paragraph 13 of the Insider Letter (a “Permitted Transferee”), but only if (1) Sponsor provides written notice to SPAC and Pubco prior to such transfer, and (2) Sponsor transfers and the Permitted Transferee agrees, in a written instrument in form and substance reasonably acceptable to Pubco, to (A) assume and comply with all of Sponsor’s rights and obligations under this Agreement with respect to any such transferred Founder Shares or Private Placement Warrants, including (w) the voting obligations set forth in Section 1, (x) the restrictions relating to transfer and otherwise set forth in Section 2, (y) the treatment of New Securities set forth in Section 3 and (z) the waiver of anti-dilution protections set forth in Section 4, and (B) be bound by the terms and conditions of this Agreement. Any purported assignment in violation of this Section 11(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 12.5 of the BCA, each party hereto will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 11(j).

(k) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(l) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a specified Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(m) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC shareholders, nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor (in each case, other than Sponsor or any other Permitted Transferee of Sponsor), shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(n) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

ARMADA ACQUISITION CORP. II

By:	/s/ Taryn Naidu
Name:	Taryn Naidu
Title:	Chief Executive Officer

SPONSOR:

ARRINGTON XRP CAPITAL FUND, LP

By:	/s/ J. Michael Arrington
Name:	J. Michael Arrington
Title:	Managing Member

PUBCO:

EVERNORTH HOLDINGS INC.

By:	/s/ Asheesh Birla
Name:	Asheesh Birla
Title:	President

[Signature Page to Sponsor Support Agreement]